EXHIBIT 99.3


                        2Q 2002 EARNINGS CONFERENCE CALL
                  Remarks of Michael S. Geltzeiler, SVP and CFO
                                January 24, 2002


Thanks, Tom.

For the second consecutive quarter, Reader's Digest made strong progress on improving free cash flow. We define free cash flow as cash flow before dividends, stock repurchases and acquisitions.

As Tom mentioned earlier, we improved free cash flow in the second quarter by $42 million or 38%, to $152 million, verses the corresponding quarter last year. The second quarter is traditionally our strongest for operating profit and cash flow, driven by the seasonal strength of Books are Fun and QSP.

The dramatic improvement in free cash flow continues to be driven primarily by improved working capital management. In the second quarter, we reported a $61 million favorable impact from net change in working capital versus last year. Through the first six months of fiscal 2002, cash flow from working capital is $120 million favorable to prior year. The improved performance is attributed to lower volumes, better campaign execution and an increased focus on working capital management.

For the second quarter, favorable working capital variances were reported in Accounts Receivable, Inventory and Prepaid expenses. The net change in accounts receivable for the quarter was $61 million favorable this year versus last, driven by improvements in Days Sales Outstanding and lower sales. Inventories for Q2 2002 decreased by $51 million for the quarter (an $11 million favorable movement versus prior year), attributed primarily to strong sales at Books Are Fun and specific promotions tailored to moving older inventory items at this unit. Prepaid expenses were also favorable behind a lower level of promotional mailings, particularly at US Books and Home Entertainment.

During the quarter, we used $35 million of our free cash flow to repurchase shares and $5 million for dividends. The remaining cash was used to reduce our net debt position by $111 million to $150 million. Through six months, we have repurchased approximately 3.6 million shares of our common stock for $64 million at an average price of $17.86 per share.

Currently, our primary source of capital is our bank revolver. During the quarter, we filed a shelf registration for a public bond offering up to $500 million. Although we have not utilized this facility, we believe this affords Reader's Digest additional leverage and a diversified funding source.

Last quarter, we reported our early adoption of FAS 142, "Goodwill and Other
Intangibles."   In accordance with this adoption, we have completed our
initial impairment review and are pleased to report that our goodwill and intangibles are fairly stated as of the July 2001 adoption date.

Tom and I will now answer any questions.
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